Margo Caribe, Inc. Reports Increase in Sales and Net Profits
For the First Quarter, Ending March 31, 2005

TO BUSINESS, FOREIGN AND RETAILING EDITORS:

VEGA ALTA, Puerto Rico, May 12 /PRNewswire-FirstCall/ -- Margo Caribe, Inc. (Nasdaq: MRGO) and its subsidiaries (the "Company") reported operating results for the first quarter ending March 31, 2005.
First quarter net sales increased by approximately 13% or $289,000, in comparison with the same period in 2004. Gross profit improved by approximately 11%, resulting in a gross profit of approximately 40% for the three months ended March 31, 2005, compared to 36% for first quarter 2004.
The Company posted net income of approximately $25,000, or $0.01 diluted income per common share for the three months ending March 31, 2005, compared with net income of approximately $22,000, or $0.01 diluted income per common share, for the same quarter in the prior year.
For the first quarter ending March 31, 2005, Company income from operations was approximately $11,000, compared to a loss from operations of approximately $37,000 for the quarter ended March 31, 2004, or a $48,000 improvement.
In addition, revenue growth in April 2005 continued with a 32% increase in sales versus the same month in the prior year. Based on the results for April and continued strong demand in May, the Company anticipates improved sales and profits in the second quarter, compared to a loss in the second quarter of last year.

President and COO Highlights
The President and Chief Operating Officer, Mr. Juan B. Medina, stated, "Our improved financial performance for first quarter 2005 is the result of the implementation of our business strategy developed at the beginning of 2004. 2004 was a year of reorganization to prepare the Company for the growth and expansion that we are experiencing in 2005."
Our Plants Segment earned approximately $40,000 for the three months ended March 31, 2005, compared with a net loss of approximately $60,000 for the same period the prior year. Gross margin for the Plants Segment increased by 11% for the three months ended March 31, 2005, compared to the same period the prior year. "Our growers have improved the quality of plants in production, and crops have been carefully selected to satisfy demand during 2005 and the future."
Lawn & Garden Segment net sales showed an increase of approximately $584,000 or 65% for the three months ended March 31, 2005, compared with the same period the prior year. "On February 16, 2005, through our wholly owned subsidiary Margo State Line, Inc., a Florida Corporation, we acquired substantially all assets of State Line Bark & Mulch, Inc., located in Folkston, Georgia, a manufacturer of premium bark and mulch. This purchase fits with our business strategy to diversify and expand into the U.S. market. Margo State Line, Inc. also represents a great opportunity for future growth in the U.S. lawn & garden market."
Selling, general and administrative expenses (SG&A) increased approximately 19%, or $160,000, for the three months ended March 31, 2005, compared with the same period the prior year. However, SG&A expenses for first quarter 2005 include approximately $184,000 in expenses that were incurred by our new subsidiary, Margo State Line, Inc. Excluding the latter amount, total SG&A expenses decreased by approximately $25,000 or 3%. Due to the increase in the price of fuel and sea freight, all basic services and raw materials for our Company have also increased. However, we continue to look for efficiency in our operation in order to reduce this impact. The cost containment program established in 2004 is an integral part of our daily operation.
Salinas Holdings, Inc., a joint venture in which the Company has a one-third equity interest, is performing well and had net sales of approximately $311,000 for the three months ended March 31, 2005.

About Margo Caribe
Margo Caribe, Inc. (Nasdaq: MRGO) and its subsidiaries (collectively, the "Company") are in the business of growing, distributing and installing tropical plants and trees. The Company is also engaged in the manufacture and distribution of its own line ("Rain Forest") of planting media and aggregates, the distribution of lawn and garden products and also provides landscaping design and installation services. In addition, the Company has a participation in a joint venture in a sod and tree farm in Salinas, Puerto Rico. Furthermore, beginning in 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico. The Company's real estate development division is currently seeking the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

Forward-Looking Statements
When used in this press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be," "will allow," "anticipates," "intends to," "will likely result," "expect," "are expected to," "will continue," "is anticipated," "believes," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.
The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstance after the date of such statements.

MARGO CARIBE, INC. AND SUBSIDIARIES
Summary of Consolidated Financial Results

	Three months ended	Three months ended
	March 31, 2005	March 31, 2004
	(Unaudited)	(Unaudited)
Net sales	$2,474,000	$2,185,000
Net income	$25,000	$22,000
Net income diluted per share	$0.01	$0.01
Weighted average number of common shares outstanding	2,227,020	2,160,077

Contact:
Luis Carrasquillo
Telephone: +1-787-883-2570, Ext. 1038

SOURCE Margo Caribe, Inc.
-0-      05/12/2005
/CONTACT: Luis Carrasquillo, Margo Caribe, Inc., +1-787-883-2570,
Ext. 1038/
/First Call Analyst: /
/FCMN Contact: jmedina@margocaribe.com /
/Web site: http://www.margocaribe.com /
(MRGO)